Exhibit 10.5

COLE CREDIT PROPERTY TRUST III

2013 OMNIBUS EMPLOYEE INCENTIVE PLAN

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Award Agreement”) evidences an award of restricted share units (“RSUs”) by Cole Real Estate Investments, Inc. (“Cole”) under the Cole Credit Property Trust III, Inc. 2013 Omnibus Employee Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	(the “Grantee”)

Grant Date:

Number of RSUs:

Vesting Schedule	Vesting Date	Percentage Vesting
% % %

Upon a Change in Control, the RSUs will also be subject to the terms of any employment agreement between the Grantee and Cole (“Employment Agreement”).

Subject to the terms of the Employment Agreement, the RSUs will only vest if the Grantee is, and has been, continuously employed by Cole from the Grant Date through the applicable Vesting Date, and any unvested RSUs will be forfeited upon any termination of Employment.

Delivery Date:	No later than 30 days after the applicable Vesting Date, Cole shall issue to the Grantee one share of Common Stock of Cole (a “Share”) for each vested RSU, subject to applicable tax withholding (the date on which a Share is so issued, the “Delivery Date” of such Share).

[Mandatory Holding Period

If applicable,                              after the applicable Vesting Date (the “Mandatory Holding Period”).

During the Mandatory Holding Period, the Shares delivered to the Grantee may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (1) by will or by the laws of descent and distribution or (2) to satisfy any tax withholding obligations pursuant to Section 3.2 of the Plan.]

Dividend Equivalents	On each Delivery Date, Cole will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from [Date] to such Delivery Date and (y) the number of Shares delivered to the Grantee on such Delivery Date (including for this purpose any Shares which would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. In the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan (including, without limitation, Section 3.15 of the Plan).

This Award Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

COLE REAL ESTATE INVESTMENTS, INC.

By:
Name:
Title:

[NAME OF GRANTEE]